Major US Retailer Awards Orion with a $14M-$15M LED Exterior Lighting Project

Company Increases FY 2026 Revenue Guidance, Expects Positive Net Income in FY26 Q3;

Provides FY 2027 Outlook for Increased Revenue Growth and Profitability

Manitowoc, WI – January 20, 2026 – Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of energy-efficient LED lighting, electric vehicle (EV) charging stations and maintenance services solutions, today announced that it has been awarded a new large-scale LED exterior lighting project with a leading international retail chain, anticipated to generate approximately $14 million to $15 million of revenue. The large-scale project is expected to begin in Orion’s FY26 Q4, with the majority of the project expected to be completed by the end of July, 2026.

The LED exterior lighting project represents a significant incremental project with this enterprise customer. It also follows Orion’s October 21, 2025, announcement of a three-year renewal of a major LED lighting maintenance contract for this customer. That renewal — valued between $42 million and $45 million of revenue— involves Orion continuing to maintain the LED lighting systems for more than 2,000 stores operated by the Fortune 100 retailer. It also adds to the new store work Orion is doing for this customer.

“One of the world’s pre-eminent retailers has entrusted Orion with the installation and maintenance of its LED lighting systems at its locations,” said Orion Chief Executive Officer, Sally Washlow. “We are proud to have earned that trust with one of the most respected retailers in the world. We also expect to add even further to our scope of work with this very large enterprise customer in the future.”

Additionally, Orion announced an increase in the Company’s FY 2026 revenue outlook to a range of between $84 million and $86 million — up from its previous outlook of approximately $84 million — and further announced preliminary unaudited FY26 Q3 results are expected to be approximately $21 million in revenue, with anticipated positive net income and positive adjusted EBITDA, marking the fifth consecutive quarter that Orion has achieved positive adjusted EBITDA. The Company expects to achieve positive adjusted EBITDA for the full FY 2026.

Orion also announced that the Company currently expects to record positive adjusted EBITDA on revenue of between $95 million and $97 million in FY 2027, which begins April 1, 2026.

Orion attributes its higher expectations of growth and profitability to increasing orders by enterprise customers, the success of recent cost-structure improvements and Orion’s heightened prominence in its competitive marketplace.

Orion is providing adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking adjusted EBITDA non-GAAP guidance to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on historical experience, could be significant. For additional information regarding Orion’s non-GAAP measure, see the related explanation presented under “Non-GAAP Measures.”

About Orion Energy Systems

Orion provides energy efficiency and clean tech solutions, including LED lighting and controls, electrical vehicle (EV) charging solutions, and maintenance services. Orion specializes in turnkey design-through-installation solutions for large national customers as well as projects through ESCO and distribution partners, with a commitment to helping customers achieve their business and environmental goals with healthy, safe, and sustainable solutions that reduce their carbon footprint and enhance business performance.

Orion is committed to operating responsibly throughout all areas of our organization. Learn more about our sustainability and governance priorities, goals and progress here, or visit our website at www.orionlighting.com.

Non-GAAP Measures

Orion uses adjusted EBITDA, a non-GAAP measure, to supplement the financial measures prepared in accordance with United States (U.S.) generally accepted accounting principles (“GAAP”). Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation, acquisition related costs, deferred financing costs, restructuring and severance costs, asset impairment and, earnout expenses) is not prepared in accordance with U.S. GAAP. Orion has provided guidance for this non-GAAP measure to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period, and allow better comparisons of operating performance to its competitors. Among other things, management uses this non-GAAP measure to evaluate the performance of the business and believes this measurement enables it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurement is intended only as a supplement to the financial measures prepared in accordance with GAAP, and investors should consider this non-GAAP measurement in addition to, and not in substitution for or as superior to, the measurement of financial performance prepared in accordance with generally accepted accounting principles.

Safe Harbor Statement

Certain matters discussed in this press release, are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including the Company’s expectations for future revenue and adjusted EBITDA. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our future plans, objectives or goals, including business relationships with government customers, are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected including, but not limited to, the risks described in our filings with the Securities and Exchange Commission.

Shareholders, potential investors and other readers are urged to consider risks and uncertainties carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com/ in the Investor Relations section of our Website. Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

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Investor Relations Contacts
Per Brodin, CFO	Robert Ferri
Orion Energy Systems, Inc.	Robert Ferri Partners
pbrodin@oesx.com	(415) 575-1589 or ir@oesx.com